Exhibit 10.67

GENERAC POWER SYSTEMS, INC.
P.O. Box 295
Waukesha, Wisconsin 53187

October 22, 2007

BY HAND AND U.S. MAIL

Mr. William Treffert

Dear Bill:

This letter confirms our agreement relating to your separation from employment with Generac Power Systems, Inc. (the “Company”).

1.             Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Employment Agreement between the Company and you dated November 10, 2006 (the “Employment Agreement”).

2.             Separation. In consideration of the terms of this separation agreement (this “Agreement”), your employment with the Company shall end by mutual agreement effective as of the close of business, October 22, 2007 (the “Separation Date”). The Employment Agreement is hereby terminated in its entirety and shall be of no further force and effect, except with respect to Section 8 thereof, which shall continue to be in effect. You hereby resign from any and all positions you hold as an officer or director of the Company or any of its parents, subsidiaries or affiliates, and/or any position as a member of any committees of the boards of directors of the Company or any of its parents, subsidiaries or affiliates, effective as of the Separation Date. You agree to sign such documents as the Company may, from time to time, request to effectuate such resignations. Additionally, we would like you to aid the Company in transitioning your duties through November 16, 2007.

3.             Severance. Subject to your execution and the effectiveness of the release attached hereto as Exhibit A hereto (the “Release of Claims”) and your continued compliance with each of the Confidentiality, Non-Competition and Intellectual Agreement dated November 10, 2006 between you and the Company, and the Confidentiality, Non-Competition and Intellectual Agreement dated November 10, 2006 between you and GPS CCMP Acquisition Corp. (“Acquisition Corp.”) (collectively, the “Non-Compete Agreements”), in addition to any salary payments and payments for unused vacation time owing for or through the final payroll period through the Separation Date, you shall receive the following payments and benefits for the periods indicated, less any payroll deductions required by law, which shall be in lieu of any other payments or benefits (including vacation or other paid leave time) to which you otherwise might be entitled:

a.             payment of an amount equal to 150% of your current bi-weekly base salary (i.e., $34,615.38, which is 150% multiplied by $23,076.92), payable in accordance with the standard payroll practices of the Company, for a period of 18 months commencing after the Separation Date and not less that eight (8) days after this Agreement and the Release of Claims are signed and returned to the Company;

b.             at such time as the Company makes payment of annual bonuses to its senior executives in respect of the 2007 fiscal year, payment of an amount equal to any earned Annual Bonus that you would have otherwise been entitled to receive with respect to the Company’s 2007 fiscal year;

c.             the Company shall maintain Continued Benefits for the continued benefit of yourself, your spouse and your dependents for a period of 18 months commencing on the Separation Date (the “Continued Benefits Period”); and

d.             following the Continued Benefits Period, you shall be entitled to full COBRA rights; provided, however, if you elect to utilize rights under COBRA after the Separation Date, you shall be responsible for all premiums in respect thereof, as permitted by law.

4.             Ratification of Agreements. You acknowledge that your obligations set forth in each of the Non-Compete Agreements shall continue in full force and effect after the Separation Date. You agree to return to the Company on or prior to the Separation Date all Company property and documents in your possession, custody or control, including, without limitation, automobiles, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property which you obtained in the course of your employment with the Company, and you further agree not to retain copies of any such Company documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

5.             Repurchase of Certain Equity Interests. You acknowledge and agree that Acquisition Corp. has and will continue to have the right to repurchase, pursuant to Section 5.01 of the Shareholders’ Agreement, dated November 10, 2006, by and among Acquisition Corp. and the other shareholders of Acquisition Corp. party thereto (the “Shareholders’ Agreement”), all of the Class A Common Stock of Acquisition Corp. held by you, The William and Selma Treffert Living Trust Dated February 21, 1998 and The William W. Treffert Grantor Retained Annuity Trust (collectively, the “Trusts”) and any of your or the Trusts’ Permitted Transferees (as defined in the Shareholders’ Agreement) for a purchase price equal to $797,929.83.

6.             Confidentiality of this Agreement. You agree to maintain the terms of this Agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this Agreement to your immediate family members and to your attorneys, accountants and financial or tax advisors.

7.             No Admission. Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.

8.             Complete Agreement. This Agreement, the Release and the Non-Compete Agreements set forth the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersede any and all prior agreements, oral or written, relating to your employment by the Company or the termination thereof. This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company. This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

9.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to its choice of law rules.

10.           Arbitration. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof shall be settled by arbitration in Milwaukee in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

11.           Full Understanding. You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose. You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the Release of Claims.

12.           Tax Withholding. The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

If the foregoing is acceptable to you, please sign the annexed copy of this Agreement and return it to me. You may take up to twenty-one (21) days from today to consider, sign and return this Agreement. In addition, you may revoke the Agreement after signing it, but only by delivering a signed revocation notice to me within seven (7) days of your signing this Agreement. This Agreement shall not become effective or enforceable until this seven day revocation period expires without you having revoked this Agreement.

Very truly yours,

GENERAC POWER SYSTEMS, INC

/S/ AARON JAGDFELD
By: AARON JAGDFELD
Its: President and Chief Financial Officer

Accepted and Agreed as of October 22, 2007:

/S/ WILLIAM TREFFERT
WILLIAM TREFFERT

Accepted and Agreed as to Section 5 hereof
as of October 22, 2007:

THE WILLIAM AND SELMA TREFFERT
LIVING TRUST DATED FEBRUARY 21, 1998

By:	/S/ WILLIAM TREFFERT
Name:
Its Trustee

THE WILLIAM W. TREFFERT
GRANTOR RETAINED ANNUITY TRUST

By:	[ILLEGIBLE]
Name:
Its Trustee

Exhibit A

RELEASE OF CLAIMS

A release is required as a condition for receiving the benefits described in Section 3 of the Separation Agreement, dated as of October 22, 2007, by and among GENERAC POWER SYSTEMS, INC. (the “Company”), William Treffert (“Executive”), The William and Selma Treffert Living Trust Dated February 21, 1998 and The William W. Treffert Grantor Retained Annuity Trust (the “Separation Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members (including, without limitation, GPS CCMP ACQUISITION CORP. and GENERAC ACQUISITION CORP.) and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, GPS CCMP Acquisition Corp. and Generac Acquisition Corp., including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company, GPS CCMP Acquisition Corp. and Generac Acquisition Corp. It is also acknowledged that your termination is not in any way related to any work-related injury.

Based on executing this Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this Release. It also is understood and agreed that the remedy at law for breach of the Separation Agreement and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Separation Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date. Additionally, you have seven days after the date you execute this

Release to revoke it. As a result, this Release will not be effective until eight days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

•                  You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

•                  You understand and agree that the compensation and benefits described in the Separation Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period,  this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

10-28-07	/S/ WILLIAM TREFFERT
Date October 22, 2007	WILLIAM TREFFERT